========================================






                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                     between

                                    GOLD BANK

                                       and

                         OLNEY BANCSHARES OF TEXAS, INC.



        OKLAHOMA CITY, EL RENO, KINGFISHER, HENNESSEY AND ENID BRANCHES




                                January 12, 2005





                   ========================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I        PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF
                 LIABILITIES...................................................1
  Section 1.01   Purchase of Assets............................................1
  Section 1.02   Assumption of Liabilities.....................................4
  Section 1.03   Names and Marks...............................................4

ARTICLE II       CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING
                 DELIVERIES....................................................5
   Section 2.01  The Closing...................................................5
   Section 2.02  The Closing Date..............................................5
   Section 2.03  Retirement Accounts...........................................5
   Section 2.04  Calculation and Payment of Purchase Price.....................5
   Section 2.05  Allocation of Purchase Price..................................7
   Section 2.06  Prorations....................................................7
   Section 2.07  Closing Deliveries............................................7

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SELLER......................9
   Section 3.01  Organization..................................................9
   Section 3.02  Authorization.................................................9
   Section 3.03  Non-Contravention............................................10
   Section 3.04  Compliance with Law..........................................10
   Section 3.05  Regulatory Enforcement Actions...............................10
   Section 3.06  Litigation...................................................10
   Section 3.07  Title to Real Property and Other Assets......................10
   Section 3.08  Loans, Deposits and Book Values..............................10
   Section 3.09  Brokerage11..................................................11
   Section 3.10  Statements True and Correct..................................11

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER......................11
   Section 4.01  Organization.................................................11
   Section 4.02  Authorization................................................11
   Section 4.03  Non-Contravention............................................11
   Section 4.04  Consents to Transaction......................................11
   Section 4.05  Litigation...................................................12
   Section 4.06  Financial Information........................................12
   Section 4.07  Compliance with Capital Adequacy and Debt Guidelines.........12
   Section 4.08  Community Reinvestment Act...................................12
   Section 4.09  Brokerage....................................................12
   Section 4.10  Statements True and Correct..................................13

ARTICLE V        AGREEMENTS OF THE SELLER.....................................13
   Section 5.01. Business in Ordinary Course..................................13
   Section 5.02. Breaches.....................................................13
   Section 5.03. Consents to Assumed Contracts................................13
   Section 5.04. Title Commitment.............................................14
   Section 5.05. Consummation of Agreement....................................14
   Section 5.06. Access to Information........................................14
   Section 5.07. Loan Participations..........................................14

ARTICLE VI       AGREEMENTS OF THE BUYER......................................15
   Section 6.01. Regulatory Approvals.........................................15
   Section 6.02. Breaches.....................................................15
   Section 6.03. Consummation of Agreement....................................15
   Section 6.04. Access to Information........................................15

ARTICLE VII      CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION...16
   Section 7.01. Conditions to Seller's Obligations...........................16
   Section 7.02. Conditions to Buyer's Obligations............................16

ARTICLE VIII     TERMINATION OR ABANDONMENT...................................17
   Section 8.01. Mutual Agreement.............................................17
   Section 8.02. Breach of Representations or Agreements......................17
   Section 8.03. Failure of Conditions........................................17
   Section 8.04. Approval Denial..............................................17
   Section 8.05. Automatic Termination........................................18

ARTICLE IX       TRANSITIONAL AND POST-CLOSING MATTERS........................18
   Section 9.01. Notification to Branch Office Customers......................18
   Section 9.02. Payment of Instruments.......................................19
   Section 9.03. Statements...................................................19
   Section 9.04. Limited Correspondent........................................19
   Section 9.05. Uncollected Items............................................19
   Section 9.06. ACH..........................................................19
   Section 9.07. Loans and Deposits...........................................20
   Section 9.08. Credit Life Insurance........................................20
   Section 9.09. Non-Solicitation.............................................20
   Section 9.10. Maintenance of Records.......................................20
   Section 9.11. Information Reporting........................................21
   Section 9.12. Transition...................................................21
   Section 9.13. Overdrafts...................................................21
   Section 9.14. Banking Market...............................................21

ARTICLE X        INDEMNIFICATION..............................................22
   Section 10.01.Indemnification of Buyer.....................................22
   Section 10.02.Indemnification of Seller....................................22

   Section 10.03.Indemnification Limits.......................................23
   Section 10.04.Indemnification Procedures...................................23

ARTICLE XI       GENERAL......................................................24
   Section 11.01.Confidential Information.....................................24
   Section 11.02.Publicity....................................................24
   Section 11.03.Return of Documents..........................................24
   Section 11.04.Notices......................................................24
   Section 11.05.Expenses.....................................................25
   Section 11.06.Liabilities..................................................26
   Section 11.07.Nonsurvival of Representations, Warranties and Agreements....26
   Section 11.08.Entire Agreement.............................................26
   Section 11.09.Headings and Captions........................................26
   Section 11.10.Waiver, Amendment or Modification............................26
   Section 11.11.Rules of Construction........................................26
   Section 11.12.Counterparts.................................................26
   Section 11.13.Successors and Assigns.......................................26
   Section 11.14.Governing Law; Assignment....................................27
   Section 11.15.Permitted Exceptions.........................................27
   Section 11.16.Time of Essence..............................................27

Schedule 1.01(c)(i) - ATM Facilities
Schedule 1.01(c)(ii) - Certain Excluded Personal Property
Schedule 1.01(d)(iii) - Excluded Loans
Schedule 101(d)(vi) - Other Retained Loans
Schedule 4.06 - Description of Financing

Exhibit A - Form of Assignment and Assumption of Deposit Liabilities Agreement Exhibit B - Form of Assignment and Assumption of Contracts Agreement
Exhibit C - Form of Bill of Sale Exhibit D - Form of Assignment, Transfer and
            Appointment of Successor Trustee for IRA Accounts
Exhibit E - Form of Limited Power of Attorney

                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT
                   ----------------------------------------


     THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is made and executed as of January 12, 2005, by and between Gold Bank, a Kansas banking corporation with its main office located in Leawood, Kansas ("Seller") and Olney Bancshares of Texas, Inc., a Texas corporation ("Buyer") (as used herein, unless the context clearly indicates otherwise, the term "Buyer" shall include any wholly-owned existing, or newly acquired or chartered, subsidiary bank to which Olney Bancshares of Texas, Inc. may assign its rights under this Agreement).

                                    RECITALS

     A. Seller operates branch banking offices located at (i) 101 North Rock Island, El Reno, Oklahoma and 2409 Country Club Road, El Reno, Oklahoma (collectively, the "El Reno Branches"); (ii) 510 North Commerce, Enid, Oklahoma (the "Enid Branch"); (iii) 101 North Main Street, Hennessey, Oklahoma (the "Hennessey Branch"); (iv) 1209 South Main, Kingfisher, Oklahoma and 320 North Main Street, Kingfisher, Oklahoma (collectively, the "Kingfisher Branches"); and
(v) 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma (the "Oklahoma City Branch") (all together, the "Branch Offices").

     B. Seller desires to sell and Buyer desires to acquire the Branch Offices, and, in that regard, Seller desires to sell and Buyer desires to purchase and acquire certain assets related thereto located at the Branch Offices.

     C. Seller desires to transfer and Buyer desires to assume certain deposit accounts maintained at or for the Branch Offices and certain other liabilities pertaining to the continuing operations thereof.

                                    AGREEMENT

      ACCORDINGLY, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   ---------

           PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
           ---------------------------------------------------------

     Section 1.01. Purchase of Assets. Upon the terms and subject to the conditions and representations set forth herein, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the "Assets") as of the close of business on the Closing Date (as defined in Section 2.02 below):

          (a) Books and Records. All books, records and files directly relating to the Assets and the Assumed Liabilities (as defined in Section 1.02 below) being transferred to Buyer hereunder (collectively, the "Records").

          (b) Real Property. All of Seller's interest in the real estate located at (i) 101 North Rock Island, El Reno, Oklahoma; (ii) 2409 Country Club Road, El Reno, Oklahoma; (iii) 510 North Commerce, Enid, Oklahoma; (iv) 101 North Main Street, Hennessey, Oklahoma; (v) 1209 South Main, Kingfisher, Oklahoma; (vi) 320 North Main Street, Kingfisher, Oklahoma; and (vii) 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma, upon which the Branch Offices are operated, including the buildings and other improvements thereto (collectively, the "Real Property").

          (c) Personal Property. The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Offices as of the close of business on the Closing Date, together with sign structures, all personal property used in connection with the safe deposit box business being transferred to Buyer hereunder (exclusive of the contents of leased safe deposit boxes), and the automatic teller machine facilities described in Schedule 1.01(c)(i) hereto (the "ATMs") (collectively, the "Personal Property"); provided, however, that the personal property shall not include (i) certain equipment related to the centralized data processing center maintained at the branch located at 320 N. Main, Kingfisher as set forth on
Schedule 1.01(c)(ii) hereto and (ii) any additional equipment which Buyer and Seller mutually agree in writing prior to the Closing Date to exclude. If, prior to the Closing Date, any item of Personal Property is stolen, destroyed or otherwise lost, such item shall be excluded from the sale contemplated hereby, and the term "Personal Property" as used herein shall exclude any such item(s). If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if reasonably repairable, shall be sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Buyer, it being understood that if any such item is not reasonably repairable, it shall be excluded from the sale contemplated hereby.

        (d) Loans. All loans of Seller attributable to the Branch Offices (the "Loans"); provided, that Loans:

              (i) shall not include any loan that is repaid in full as to principal and interest prior to the Closing Date;

              (ii) shall include all Loans attributable to the Branch Offices, whether or not funded, carried on the books of the Branch Offices, together with all of Seller's right, title and interest in any collateral securing such loans; and shall include Loans originated both before and after the date of this Agreement, provided Buyer has had an opportunity to review, after the date of this Agreement and prior to the Closing, any Loans in excess of $100,000 which (A) were originated by the Branch Offices after December 17, 2004, the date Buyer completed its initial due diligence review ("New Loans"), and (B) were attributed to the Branch Offices as of December 17, 2004 for which Seller increased the principal balance (excluding draws on committed lines of credit) by more than $100,000 after December 17, 2004, over the principal balance as of December 17, 2004 ("Loan Increases"), which New Loans and Loan Increases

                     Seller and Buyer agree to negotiate in good faith to include after such review;

              (iii)  shall not include the excluded loans identified by Buyer on
                     Schedule 1.01(d)(iii) hereto, the total principal amount of which not to exceed $5,000,000;

              (iv) shall not include any loan guaranteed by the Farm Service Agency ("FSA") or subject to the FSA's interest-assist program (the "FSA Loans");

              (v) in addition to FSA Loans, shall not include any other loan made to a FSA Borrower (as defined below) ("FSA Borrower Affiliated Loans");

              (vi) shall not include any loan or letters of credit set forth on Schedule 1.01(d)(vi) hereto;

              (vii) shall include all deposit-related overdrafts, including overdrafts pursuant to an overdraft protection plan, if any, authorized and maintained on the books of the Branch Offices in association with Seller's existing policy regarding overdrafts other than overdrafts related to an FSA Borrower; and

              (viii) shall include  all fully charged-off assets associated with the Branch Offices, provided, the charged-off assets shall not include any charged-off assets which Buyer elects in writing prior to the Closing not to receive.

All Loans shall be assigned to Buyer without recourse against Seller and without
any  warranties   or   representations   as   to  their  collectibility  or  the
creditworthiness of any of the obligors of such Loans.

All loans that are  excluded  from the  definition  of "Loans"  pursuant to this
Section 1.01(d) are referred to herein as the "Excluded Loans"). As used in this Agreement, the term "FSA Borrower" shall mean a person or entity that is a borrower (and any affiliate of such borrower) under a loan made by Seller to such borrower that is guaranteed by the FSA or subject to the FSA interest-assist program.

          (e) Assumed   Contracts.   Seller's  rights  under, or created by, the
Assumed Contracts (as defined in Section 1.02(b) below).

          (f) Cash on Hand.   All teller working cash, petty cash and vault cash
at the Branch Offices, together with all cash at the ATMs, as of the close of business on the Closing Date (the "Cash on Hand").

          (g) Safe Deposit Box Business. All safe deposit box business located at the Branch Offices as of the close of business on the Closing Date (the "Safe Deposit Box Business"). The Safe Deposit Box Business includes, without limitation, safe deposit box contracts, the removable safe deposit boxes (exclusive of the contents of leased safe deposit boxes) and safe deposit stacks in the vault and all keys and combinations thereto.

     Section 1.02. Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to pay, perform and discharge, by documentation reasonably satisfactory as to form and substance to Seller, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the "Assumed Liabilities"):

          (a) Deposit Liabilities. All deposit liabilities maintained at the Branch Offices, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Closing Date, except as provided in Sections 1.02(c) and 2.03(c) hereof (the "Deposits" or "Deposit Liabilities"). As used herein, the term "Deposit Liabilities" shall include all of the deposit products offered by Seller from the Branch Offices, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts, and certificates of deposit.

          (b) Assumed Contracts. The obligations and liabilities of Seller arising from and after the Closing Date under any and all contracts and leases necessary for the operation or maintenance of the Branch Offices that are assignable by Seller to Buyer, (collectively, the "Assumed Contracts"), including without limitation the lease for the Oklahoma City Branch, but excluding any contracts with respect to originating or servicing FSA loans.

          (c) Liabilities Not Assumed by Buyer. Other than those liabilities specifically assumed in Sections 1.02(a), 1.02(b) and 2.03 hereof, Buyer shall not assume (i) any Deposit Liabilities of any FSA Borrower or (ii) any liabilities of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at the Branch Offices prior to the Closing Date, including without limitation any claims or liabilities arising from or in connection with any FSA Loans (collectively, the "Excluded Liabilities").

          Section 1.03. Names and Marks. Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any rights or interest in or to: (a) the name "Gold Bank" or any derivation thereof, or (b) any logos, service marks or trademarks, advertising materials or slogans or any similar items used by Seller or any affiliate of Seller in connection with its business, whether or not such is or was copyrighted or registered. Preceding the Closing Date, Seller shall begin the removal from the Branch Offices of signs, logos and other insignia identifying or identified with Seller. No signs, logos or insignia identifying or identified with Buyer may be installed in or affixed to the premises until after the close of business on the last business day preceding the Closing. On and after the Closing Date, Buyer shall not use the name or service mark of Seller in any manner in connection with the operation of the Branch Offices, except in accordance with the provisions of Section 9.01 hereof. No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer. Buyer shall return to Seller any remaining signs, logos and insignia of Seller removed by Buyer from the Branch Offices after Closing.

                                   ARTICLE II
                                   ----------

         CLOSING, CALCULATION OF PURCHASE PRICE AND CLOSING DELIVERIES
         -------------------------------------------------------------

     Section 2.01. The Closing. The closing of the purchase and assumption transaction contemplated by this Agreement (the "Closing") shall take place at the Oklahoma City Branch, or at such other location as the parties may agree, at 10:00 a.m. Central Time on the Closing Date described in Section 2.02 of this Agreement.

     Section 2.02. The Closing Date. The Closing shall take place on a date mutually agreed upon, in writing, by the parties, but in any case, on or before the thirty-first (31st) day following the receipt of all approvals from any regulatory authorities having jurisdiction over the transaction contemplated hereby, and the satisfaction of all conditions and the lapse of all applicable waiting periods associated therewith. The purchase and assumption transaction contemplated by this Agreement shall become effective at the close of business on the day of the Closing (the "Closing Date").

     Section 2.03.  Retirement Accounts.

          (a) At the Closing, Seller shall resign as trustee and custodian with respect to any individual retirement account ("IRA Account") as to which Seller is trustee or custodian and as to which one or more of the assets included therein is a deposit included within the Deposits transferred to Buyer on the Closing Date, other than any IRA Account associated with any FSA Borrower, which accounts shall remain with Seller. At the Closing, Seller shall designate or appoint Buyer as successor trustee or custodian under each such IRA Account.

          (b) Buyer covenants and agrees that it will, following its designation or appointment as successor trustee or custodian under the IRA Accounts, promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the trustee or custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such IRA Account.

          (c) If an individual depositor holding an IRA Account refuses to accept the designation or appointment of Buyer as successor trustee or custodian with respect to any such IRA Account, Buyer shall promptly so inform Seller, and none of the deposits contained in such IRA Account shall be treated as Deposit Liabilities hereunder, but shall remain the liability and obligation of Seller.

     Section 2.04. Calculation and Payment of Purchase Price. The calculation and payment of the Purchase Price (defined herein) shall be made as follows:

          (a) Buyer shall pay to Seller an amount of cash (the "Purchase Price") equal to:

              (i)    the Acquisition Value (defined herein) of the Assets;

              (ii)   plus, a premium of $34,000,000.00 (the "Premium");

              (iii)  plus, the  net  amount  of  any  prorated items required by
                     Section 2.06 hereof owed by Buyer to Seller;

              (iv) minus, the aggregate amount of principal and accrued interest on the Deposit Liabilities;

              (v)    minus,  the  net  amount  of any prorated items required by
                     Section 2.06 hereof owed by Seller to Buyer.

If the Purchase Price calculated pursuant to the foregoing formula is a negative amount, then Seller shall pay to Buyer the absolute value of such Purchase Price.

          (b) On the Closing Date, Buyer shall transfer to Seller, by wire transfer in immediately available funds to an account designated by Seller, an amount which Seller and Buyer estimate to be the amount of the Purchase Price, which estimated amount shall be based upon actual or good faith estimates of the foregoing amounts as of the close of business on the third business day prior to the Closing Date (the "Estimated Purchase Price").

          (c) On the fifteenth (15th) business day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the "Adjustment Payment Date"), an adjustment payment (the "Adjustment Payment") shall be made either by Seller to Buyer or by Buyer to Seller, as appropriate, so as to correct any discrepancy between the amount of the Estimated Purchase Price paid under the preceding paragraph and the Purchase Price calculated in accordance with this Section 2.04. Seller shall provide to Buyer a closing statement which reflects the calculation of the Adjustment Payment relative to the Estimated Purchase Price. The Adjustment Payment due to either party pursuant to this paragraph shall be paid to such party on the Adjustment Payment Date by the other party by wire transfer in immediately available funds to an account designated by the payee party, with interest thereon from the Closing Date through the Adjustment Payment Date at a rate equal to the effective Federal Funds rate as published by the Federal Reserve.

          (d) For purposes of this Agreement, the "Acquisition Value" of the Assets shall be the sum of the following:

              (i) the aggregate outstanding principal and earned but unpaid interest on the Loans, together with any late charges accrued thereon as of the close of business on the Closing Date, determined in accordance with generally accepted accounting principals consistently applied ("GAAP");

              (ii) the Cash on Hand as of the close of business on the Closing Date;

              (iii) plus, the net book value of the Real Property and Personal Property on Seller's books as of the end of the month immediately preceding the month in which the Closing Date occurs, determined in accordance with GAAP;

              (iv)   minus, $400,000 (the agreed loan loss reserve transfer).

     Section 2.05. Allocation of Purchase Price. The Purchase Price, as adjusted in accordance with Section 2.04(c) above, and the liabilities assumed by Buyer pursuant to Section 1.02 hereof shall be allocated on an allocation schedule to be agreed upon by Buyer and Seller prior to the Closing Date. The allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended. The parties shall (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.

     Section 2.06. Prorations. The parties intend that Seller shall operate for its own account the business conducted at the Branch Offices until the close of business on the Closing Date, and that Buyer shall operate such business for its own account on and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branch Offices (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date), (ii) taxes associated with the Real Property and Personal Property, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance), (iv) payments due on Assumed Contracts, and (v) similar expenses related to the Assets transferred hereunder. To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller. Notwithstanding the foregoing, any unearned non-interest income associated with the Safe Deposit Box Business shall not be prorated between the parties as of the Closing Date.

     Section 2.07.  Closing Deliveries.

          (a) Seller's Closing Deliveries. At the Closing, Seller shall deliver to Buyer:

              (i) a Certificate or Certificates signed by an appropriate officer of Seller stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.02(b) and 7.02(d), insofar as Section 7.02(d) pertains to approvals required to be obtained by Seller, have been satisfied or waived as provided therein;

              (ii)   evidence  of   payment  to   Buyer,  by  wire  transfer  in
                     immediately available funds to an account designated by Buyer, of the Estimated Purchase Price;

              (iii)  an   executed    Assignment   and  Assumption   of  Deposit
                     Liabilities   Agreement   in   substantially  the  form set
                     forth in Exhibit A hereto;

              (iv)   an   executed   Assignment   and  Assumption  of  Contracts
                     Agreement in substantially the form set forth in Exhibit B hereto;

              (v) an executed Bill of Sale in substantially the form set forth in Exhibit C hereto;

              (vi) executed special warranty deeds, (subject to Permitted Exceptions, as such term is defined in Section 11.15 hereof) conveying the Real Property to Buyer;

              (vii)  an  executed  Assignment,  Transfer  and   Appointment   of
                     Successor Trustee for IRA Accounts in substantially the form set forth in Exhibit D;

              (viii) an  executed  Limited  Power  of Attorney in  substantially the form set forth in Exhibit E;

              (ix) such other bills of sale, assignments, and other instruments and documents as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer good, marketable and insurable title to the Assets;

              (x) listings of the Deposit Liabilities as of the Closing Date (the "Deposit Listings") on magnetic tape or utilizing such other method of information transfer as the parties may mutually agree, which Deposit Listings shall include, for each account, the account number, outstanding principal balance, and accrued interest;

              (xi) such Records as are capable of being delivered to Buyer, which Records (other than the current promissory notes related to the Loans which shall be originals) may be delivered by delivery of imaged, photocopies or other non-original and non-paper media in lieu of original copies in the event the originals or hard copies of such Records are not reasonably available to Seller for delivery to Buyer; and

              (xii) and assignment of Seller's lease for the Oklahoma City Branch, in the form reasonably acceptable to Buyer.

        (b) Buyer's Closing Deliveries.  At the Closing, Buyer shall  deliver to
Seller:

              (i)     a Certificate  or  Certificates  signed  by an appropriate officer of Buyer stating that (A) each of the representations and warranties contained in Article Four is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.01(b) and 7.01(d), insofar as Section 7.01(d) pertains to approvals required to be obtained by Buyer, have been satisfied or waived as provided therein;

              (ii) a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution of this
                      Agreement and the consummation of the purchase and assumption transaction contemplated hereby;

              (iii)   an  executed    Assignment   and   Assumption  of  Deposit
                      Liabilities   Agreement   in  substantially  the  form set
                      forth in Exhibit A hereto;

              (iv)    an  executed  Assignment   and   Assumption  of  Contracts
                      Agreement in substantially the form set forth in Exhibit B hereto;

              (v)     an  executed  Assignment,  Transfer   and  Appointment  of
                      Successor Trustee for IRA Accounts in substantially the form set forth in Exhibit C hereto; and

              (vi)    an executed Receipt for Personal Property.

                                  ARTICLE III
                                  -----------

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

      Seller hereby makes the following representations and warranties:

     Section 3.01. Organization. Seller is a banking corporation duly organized, validly existing and in good standing under the laws of Kansas, and has the corporate power to carry on its business as the same is being conducted at the Branch Offices and to effect the transactions contemplated herein.

     Section 3.02. Authorization. All necessary corporate actions have been taken to authorize the execution of this Agreement on Seller's behalf by Seller's duly authorized officers and the performance by Seller of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of

Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

     Section 3.03. Non-Contravention. The execution and delivery of this Agreement by Seller does not, and, subject to the receipt of all required approvals and consents, including, but not limited to, regulatory approvals and landlord consents, the consummation of the transaction contemplated by this Agreement will not, constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument to which Seller is a party, or by which it or any of its assets or property is bound, which breach, violation, or default would have a material adverse effect on the business or properties of the Branch Offices after the Closing Date.

     Section 3.04. Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business at the Branch Offices as presently conducted in all material respects.

     Section 3.05. Regulatory Enforcement Actions. Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Seller which could have a material adverse effect on the operation of either of the Branch Offices after the Closing Date.

     Section 3.06. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of Seller, threatened, against Seller arising out of Seller's operation of the Branch Offices, materially affecting any of the Assets or Assumed Liabilities, or materially affecting the ability of Seller to carry out this Agreement or any of the transactions contemplated hereby.

     Section 3.07. Title to Real Property and Other Assets. As to the Real Property, Seller is the owner of fee simple interests in the Real Property, free and clear of any liens, mortgages, pledges or other security interests and subject only to Permitted Exceptions and those exceptions accepted or waived by Buyer. In addition to the Real Property, Seller has good and marketable title to all other assets comprising the Assets. The Assets to be transferred pursuant to this Agreement are sold "AS IS," without any warranty, express or implied, whether of merchantability, fitness for a particular use or purpose, or otherwise (except as to title), all of which warranties are hereby disclaimed.

     Section 3.08. Loans, Deposits and Book Values. The principal balance and accrued interest on each Loan and the balance of the Deposits and the net book value of the Real Property and Personal Property, in each case as shown on the Seller's Records, are in accordance with GAAP. Buyer hereby acknowledges that Seller makes no warranties with respect to the collectibility of the Loans, the value of the collateral securing the Loans, or the creditworthiness of any makers, guarantors or obligors thereof.

     Section 3.09. Brokerage. Except for fees due, if any, to Hovde Financial LLC pursuant to a letter agreement, dated November 1, 2004, between Hovde and Gold Banc Corporation, Inc., the parent company of Seller, and any fees due to Sandler O'Neil & Partners, L.P. pursuant to a letter agreement, dated November 5, 2003, as amended by letter, dated November 4, 2004, the fees of which will be paid by Seller, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation to any person or party engaged by or otherwise representing Seller in connection with the purchase and assumption transaction contemplated by this Agreement.

     Section 3.10. Statements True and Correct. No representation or warranty by Seller contained in this Agreement (including, without limitation, the Schedules hereto) contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading.

                                   ARTICLE IV
                                   ----------

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

      Buyer hereby makes the following representations and warranties:

     Section 4.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power to carry on its business as the same is being conducted.

     Section 4.02. Authorization. Buyer's Board of Directors has, by all appropriate action, approved this Agreement and the purchase and assumption transaction contemplated herein and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Buyer of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

     Section 4.03. Non-Contravention. The execution and delivery of this Agreement by Buyer does not, and, subject to the receipt of all required approvals and consents, including but not limited to regulatory approvals, the consummation of the transaction contemplated by this Agreement will not, constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument to which Buyer is a party, or by which it or any of its assets or property is bound, which breach, violation, or default would have a material adverse effect on Buyer.

     Section 4.04. Consents to Transaction. The consummation of the purchase and assumption transaction contemplated by this Agreement does not require Buyer to obtain the prior consent or approval of any person, other than regulatory approval from the appropriate regulatory authorities, including, but not limited to, the approval of the Oklahoma Banking Department for the establishment by Buyer of an Oklahoma state chartered bank necessary to fulfill the obligations and commitments contained herein.

     Section 4.05. Litigation. There are no governmental or administrative proceedings or other proceedings, litigation, judgment or claims pending or threatened against Buyer or any of its affiliates affecting the ability of Buyer to carry out this Agreement, or any of the transactions contemplated hereby, or which will materially affect Buyer or its operation of either of the Branch Offices after the Closing Date.

     Section 4.06. Financial Information. Schedule 4.06 contains a complete description of the financing (the "Financing") to be used by Buyer to complete the transactions contemplated by this Agreement and the amounts of common equity financing as to which Buyer has entered into binding written agreements with respect to the Financing as of the date of this Agreement; provided, the parties acknowledge that the description of the Financing included on Schedule 4.06 is based upon pro forma information as of September 30, 2004, and that the final amount of Financing will be dependent on a number of factors occurring between September 30, 2004 and the Closing Date including, without limitation, the Buyer's results of operations and the amount of Loans transferred to, and Deposits Liabilities assumed by, Buyer. As of the date of this Agreement, Buyer has received commitments for at least eighty percent (80%) of the total amount of the common equity portion of the Financing (the "Initial Equity Commitments"), such commitments are in full force and effect, and Buyer has no reason to believe that any of the conditions contained in such commitments that are within the control of Buyer will not be satisfied in accordance with the terms of such commitments. Buyer has delivered to Seller a letter from FTN Financial Group, dated as of a recent date, stating that it is highly confident that the trust preferred securities and subordinated debt financing portions of the Financing will be obtained by the Closing Date in order to provide funding, together with the funding committed through the equity financing, to consummate the transactions contemplated by this Agreement.

     Section 4.07. Compliance with Capital Adequacy and Debt Guidelines. As of the Closing Date, Buyer, on a pro-forma basis reflecting the purchase and assumption transaction contemplated hereby, meets or exceeds (i) all applicable capital adequacy regulatory standards, (ii) all applicable debt-to-equity regulatory guidelines and (iii) all debt-reduction guidelines. Buyer knows of no reason why the approvals, consents or waivers of governmental authorities required to complete the purchase and assumption transaction contemplated hereby will not be obtained in a timely manner so as to permit the consummation of such transaction to occur as contemplated by this Agreement.

     Section 4.08. Community Reinvestment Act. Buyer is in compliance in all material respects with the Community Reinvestment Act and its implementing regulations, and Buyer has no knowledge of threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any applicable regulatory authority to deny any application required to be filed pursuant to Section 6.01 hereof. In addition, Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

     Section 4.09. Brokerage. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation to any person or party engaged by or otherwise representing Buyer in connection with the purchase and assumption transaction contemplated by this Agreement.

     Section 4.10. Statements True and Correct. No representation or warranty by Buyer contained in this Agreement contains any untrue statement of fact or omits any statement of fact necessary to make the statements herein not materially misleading.

                                   ARTICLE V

                            AGREEMENTS OF THE SELLER

     Section 5.01.  Business in Ordinary Course.

          (a) Except as may be required to obtain regulatory approvals or as otherwise may be required by any regulatory authority, after the date of this Agreement, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

              (i) cause or permit any of the Branch Offices to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

              (ii) accept any deposits at rates in excess of those being paid generally at other branches of Seller; or

              (iii) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with employees employed at, and customers of, the Branch Offices, unless such actions are required or permitted by this Agreement or required by any regulatory authority.

          (b) Seller shall not, without the prior written consent of Buyer, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Seller contained in Article Three hereof, if such representations and warranties were given as of the date of such transaction or action.

          (c) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of any of the Branch Offices.

     Section 5.02. Breaches. Seller shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use its best efforts to prevent or promptly remedy the same.

     Section 5.03. Consents to Assumed Contracts. Seller shall use commercially reasonable efforts to obtain all necessary consents with respect to all interests of Seller in the Assumed

Contracts which require the consent of another person for their transfer or assumption pursuant to this Agreement, if any.

     Section 5.04. Title Commitment. Seller shall provide Buyer with commitments for title insurance or title opinions with respect to the Real Property within thirty (30) days after the execution of this Agreement. Buyer shall have ten
(10) days after the receipt of the commitments for title insurance or title opinions to object, in writing, to any exceptions or other matters contained therein. If no objections are made, Buyer shall be deemed to have accepted the status of title. Buyer and Seller agree that Buyer accepts and waives objections to Permitted Exceptions. Buyer and Seller hereby acknowledge their mutual understanding that Seller is under no obligation to cause any exceptions or other matter to which Buyer may have objected to be corrected.

     Section 5.05. Consummation of Agreement. Seller shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and provisions hereof. Seller shall furnish to Buyer in a timely manner all information, data and documents in the possession of Seller requested by Buyer as may be required to obtain any necessary regulatory or other approvals of the purchase and assumption transaction contemplated by this Agreement and shall otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

     Section 5.06. Access to Information. Seller shall permit Buyer reasonable access, in a manner which will avoid undue disruption or interference with Seller's normal operations, to the Branch Offices and shall disclose and make available to Buyer at the main office of Seller all books, documents, safe deposit box contents, papers and records relating to the Branch Offices, its assets, operations, obligations and liabilities, including, without limitation, all books of account (including the general ledger), tax records, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the purchase and assumption transaction contemplated by this Agreement. Buyer will hold any such information in accordance with the provisions of Section 11.01 hereof.

     Section 5.07. Loan Participations. On and after the Closing Date, Seller shall purchase, at Buyer's request, a senior participation interest in any Loan, where such Loan, together with any other Loans that must be aggregated for legal lending limit purposes, exceeds Buyer's legal lending limit. The senior participation interest shall be in an amount equal to the principal amount of the Loan in excess of the Buyer's legal lending limit. If a group of Loans are aggregated for legal lending limit purposes, Seller shall purchase a senior participation interest in each Loan. So long as such Loan is not in default, all payments of principal on such participated Loan shall be allocated and paid to Seller until Seller's senior participation interest is reduced to zero. If a participated Loan is in default, payments of principal shall be allocated on a pro rata basis among all lenders having an interest in such Loan. Payments of interest shall be allocated on a pro rata basis.

                                   ARTICLE VI
                                   ----------

                             AGREEMENTS OF THE BUYER
                             -----------------------

     Section 6.01.  Regulatory  Approvals.  Buyer  shall file, within forty-five
(45) days after the date of this Agreement, all regulatory applications required in order to consummate the purchase and assumption transaction contemplated by this Agreement, including, without limitation, the necessary applications for the establishment of an Oklahoma state-chartered bank and the approval of the Oklahoma Banking Department and the Federal Deposit Insurance Corporation of the transactions contemplated herein. Buyer shall provide to Seller a copy of the non-confidential portions of such applications and correspondence pertaining thereto contemporaneously with the filing or receipt of same. Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof. Buyer shall timely file all documents required to obtain all necessary permits and approvals required to carry out the purchase and assumption transaction contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Buyer shall provide Seller, as soon as is reasonable, copies of correspondence between Buyer and the pertinent regulatory agencies relating to such applications, to include, for example, correspondence relating to a regulatory agency's request for additional information, acknowledgement of acceptance of any regulatory application, notice of non-acceptance of any regulatory application, approval of any regulatory application, earliest date for consummation provided by any regulatory agency and any proof of publication received by Buyer from any newspaper publishing the public notices contemplated by this Agreement.

     Section 6.02. Breaches. Buyer shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use its best efforts to prevent or promptly remedy the same.

     Section 6.03. Consummation of Agreement. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and conditions hereof.

     Section 6.04. Access to Information. Buyer shall permit Seller reasonable access in a manner which will avoid undue disruption or interference with Buyer's normal operations to its properties and shall disclose and make available to Seller such information of Buyer in which Seller may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Buyer shall also afford to the officers and authorized representatives of Seller reasonable access to its books and records related to any FSA Loans or FSA Related Borrowers and shall cooperate with Seller in conducting any investigation of any such books or records. Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof.

                                  ARTICLE VII
                                  -----------

          CONDITIONS PRECEDENT TO THE BRANCH PURCHASE AND ASSUMPTION
          ----------------------------------------------------------

     Section 7.01. Conditions to Seller's Obligations. Seller's obligations to effect the purchase and assumption transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

          (a) The representations and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

          (b) Buyer shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

          (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the purchase and assumption transaction contemplated by this Agreement shall have been obtained in a manner and form reasonably satisfactory to Seller, and all waiting periods required by law shall have expired;

          (e) Seller shall have received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller;

          (f) Buyer shall have accepted the status of title as reflected in the commitments for title insurance or title opinions as such commitments or opinions may have been modified, delivered by Seller pursuant to Section 5.04 hereof; and

          (g) Buyer shall have assigned this Agreement to a banking subsidiary of Buyer or to a bank formed by Buyer.

     Section 7.02. Conditions to Buyer's Obligations. Buyer's obligations to effect the purchase and assumption transaction contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

          (a) The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

          (b) Seller shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

          (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the purchase and assumption transaction contemplated by this Agreement shall have been obtained in a manner and form reasonably satisfactory to Buyer, and all waiting periods required by law shall have expired;

          (e) Buyer shall have received all documents required to be received from Seller on or prior to the Closing Date, all in form and substance reasonably satisfactory to Buyer; and

          (f) Buyer shall have accepted the status of title as reflected in the commitments for title insurance or title opinions (as such commitments or opinions may have been modified) delivered by Seller pursuant to Section 5.04 hereof.

                                  ARTICLE VIII
                                  ------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

     Section 8.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

     Section 8.02. Breach of Representations or Agreements. In the event that there is a material breach in any of the representations and warranties or agreements of Seller or Buyer, which breach is not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     Section 8.03. Failure of Conditions. In the event that any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section
8.02 hereof has lapsed, then such party may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     Section 8.04. Approval Denial. If any regulatory application filed pursuant to Section 6.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information from, or undertakings by, the applicant, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the applicant diligently provides the requested information or agrees to the requested undertaking. If any regulatory agency requests that an application be withdrawn and the applicant, in consultation with the other party to this Agreement, is unable to resolve the concern or objections of such agency, the applicant shall be deemed to have failed to obtain regulatory approval. In the event an application is denied but is subject to an appeal, petition for review, or similar such act on the part of the applicant (hereinafter referred to as the "appeal") then the application will be deemed denied unless the applicant and the other party to this Agreement agree in writing to appeal the denial and the applicant prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval; provided, however, that Seller shall have the right, at its election, to terminate this Agreement if such appeal remains unresolved for a period exceeding 60 days.

     Section 8.05. Automatic Termination. If the Closing Date does not occur on or prior to August 31, 2005, then this Agreement shall thereupon be terminated; provided, however, such date may be extended by Seller by providing written notice of such extension to Buyer on or prior to the date this Agreement would otherwise terminate. Any such extension(s) shall be in the sole discretion of Seller.

                                   ARTICLE IX
                                   ----------

                      TRANSITIONAL AND POST-CLOSING MATTERS
                      -------------------------------------

     Section 9.01.  Notification to Branch Office Customers.  Buyer shall:

          (a) jointly with Seller, as soon as practicable after the execution and delivery of this Agreement, prepare and mail to each depositor whose Deposit is to be assumed by Buyer, a letter, in form and substance mutually satisfactory to the parties, informing such depositor of the nature of such transaction and the continuing availability of services to be provided by Buyer in the Branch Offices on and after the Closing Date;

          (b) at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms for each account which constitutes a Deposit and mail such deposit tickets, checks, withdrawal orders and other forms to each customer having such an account so as to be received by such customer on or within three (3) days prior to the Closing Date, each such document to be encoded with Buyer's identification numbers and to be accompanied by Buyer's letter, in form and substance satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms are to be used instead of the corresponding existing documents of Seller with respect to the customer's Deposit account maintained at the Branch Offices, and that any such existing documents of Seller are to be destroyed; and

          (c) take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branch Offices or residents of the communities in which the Branch Offices are located of the transfers and assumptions occurring pursuant to this Agreement. The out-of-pocket cost of the mailings required by subsections (a) and (b) of this section shall be borne by Buyer.

    Section 9.02. Payment of Instruments. Following the Closing, Buyer agrees to pay in accordance with law all checks, drafts, and withdrawal orders (including ACH debits) which are properly drawn by depositors with respect to the Deposits assumed by Buyer, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Buyer by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposits are assumed by Buyer.

     Section 9.03. Statements. Seller shall issue statements to its customers which include all transactions with respect to the Deposits through the close of business on the Closing Date, and Buyer shall issue statements for all transactions with respect to the Deposits thereafter.

     Section 9.04. Limited Correspondent. For a period of sixty (60) calendar days after the Closing Date, Seller shall act as Buyer's limited correspondent for the processing of checks, drafts and withdrawal orders drawn before or after the Closing on the draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder, and Buyer will honor and pay all such checks, drafts and withdrawal orders if duly endorsed and to the extent that the credit balances or overdraft privileges of the drawers or makers permit; provided, that Seller shall present all such checks, drafts and withdrawal orders to the Buyer's designated courier within one (1) business day after such checks, drafts or withdrawals are received by Seller.

     Section 9.05. Uncollected Items. At Closing, Buyer shall establish an account with Seller (the "Clearing Account"). Buyer and Seller shall settle daily through the Clearing Account the amount of all uncollected items included in the Deposits on the Closing Date which are returned to Seller after the Closing Date as uncollected; provided, that Seller shall, upon Buyer's making such payment, deliver each such item to Buyer and shall assign to Buyer any and all rights which Seller may have or obtain in connection with such returned items.

     Section 9.06. ACH. Prior to the Closing Date, Seller will notify all Automated Clearing House ("ACH") originators effecting debits or credits to the accounts of the Deposit Liabilities of the purchase and assumption transactions contemplated by this Agreement. For a period of one hundred twenty (120) days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit Liabilities which are mistakenly routed or presented to Seller. Seller will make no charge to Buyer for honoring such items, and will use its best efforts to transmit to Buyer via facsimile, by 10:00 a.m. or as soon as practicable thereafter, each day's ACH data that is to be posted that day. Items mistakenly routed or presented after the 120-day period may be returned to the presenting party. Seller and Buyer shall make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Buyer of any ACH items honored by Seller.

     Section 9.07. Loans and Deposits. For a period of sixty (60) calendar days after the Closing Date, Seller will forward to Buyer as soon as reasonably possible any loan payments received by Seller made with respect to Loans purchased by Buyer and any deposits received by Seller made with respect to Deposits. Buyer shall reimburse Seller upon demand for checks returned on payments forwarded by Seller to Buyer. If the balance due on any Loan purchased pursuant to Section 1.01(d) has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the Acquisition Value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

     Section 9.08. Credit Life Insurance. Seller and Buyer agree that Buyer shall become the beneficiary of credit life and/or disability insurance written on any direct consumer installment loans included in the Loans and coverage will continue to be the obligation of the current insurer after the Closing and for the duration of such insurance as provided under the terms of the policy or certificate. Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. In the event Buyer, after the Closing Date, is required to refund to any borrower whose Loan was acquired by Buyer any unearned credit insurance premium which was previously paid to Seller as a result of a prepayment of such Loan, Seller will promptly reimburse Buyer for the amount of any such refund. The parties' obligations in this Section are subject to any restrictions contained in existing insurance contracts as well as applicable law and regulations.

     Section 9.09. Non-Solicitation. Seller agrees that for a period of two years after the Closing Date, Seller will not (i) solicit customers whose deposits or loans are assumed or acquired by Buyer hereunder to provide banking services to such customers, it being expressly understood by Buyer that such agreement by Seller shall not be construed to prohibit (A) any general mass mailings or other similar communications made by Seller which does not specifically target customers of the Branch Offices or (B) newspaper, television, radio or similar advertisements of a general nature; or (ii) without the prior written approval of Buyer, solicit for employment or hire any employee of Seller who becomes an employee of Buyer upon consummation of the transactions contemplated by this Agreement; provided, however, this Section 9.09 shall not apply to the following employees of Seller, who shall remain as employees of Seller upon consummation of the transactions contemplated by this Agreement:
Mike Bonnett, Sandra Beagle, Bonnie Cannon, Randy Waters, Cheryl Barnes, Shannon Varner, Kay Ternes and Jeff McElroy.

     Section 9.10. Maintenance of Records.

          (a) Seller and Buyer mutually agree to maintain all records and other documents relating to the Assets and Assumed Liabilities for such periods as provided in Seller and Buyer's respective record retention policies and required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Assets and Assumed Liabilities as may be reasonably requested by the other party. Any charges for such examination and photocopying shall be at a rate not greater than the examining party's customary rates for similar requests by its customers.

          (b) In addition, Buyer also agrees to fully cooperate with and assist Seller, and to preserve, maintain and make available to Seller and its representatives all records and other documents relating to the Assets and Assumed Liabilities necessary for Seller to comply with the Order to be issued by the District Court in Kingfisher County in the State of Oklahoma with respect to pending litigation relating to FSA Loans made by Seller.

     Section 9.11. Information Reporting. With respect to the Loans and Deposits purchased and assumed by Buyer pursuant to this Agreement, Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer prior to and including the Closing Date and Buyer shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned by the customer after the Closing Date.

     Section 9.12. Transition. From and after the date of this Agreement, Seller and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files
(including data processing files) and other information which are being purchased and assumed by Buyer pursuant to the terms hereof. Additionally, each of the Buyer and Seller agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow Seller and Buyer to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branch Offices, and each of Seller and Buyer agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations.

     Section 9.13. Overdrafts. Prior to the Closing, Seller agrees to cooperate with Buyer and to use its best efforts to identify those deposit accounts for which provisional credit has been given and that contain uncollected funds.

     Section 9.14. Banking Market. Except to the extent necessary to service the FSA Loans and other Excluded Loans, to service Seller's merchant credit card business currently serviced from the Oklahoma City Branch and to conduct Seller's trust business as currently conducted from the Oklahoma City Branch, for a period of two years after the Closing Date Seller shall not enter the Oklahoma City, El Reno, Kingfisher, Hennessey or Enid, Oklahoma banking markets by opening a banking, loan production or other office for the purpose of offering banking or related services to the public, provided, however, this provision shall not be binding on any entity that purchases substantially all of the stock or assets of Seller, or its parent companies, whether such acquisition occurs before or after the Closing Date.

     Section 9.15.  Recovery on Charged-Off Asset.

          (a) On the Closing Date, Seller shall assign to Buyer Loan Nos. 41102 and 241102. If Buyer obtains any Recovery (as hereafter defined) with respect to Loan Nos. 41102 and 241102, including any Recovery pursuant to a judgment in or settlement of that certain action styled Gold Bank v. Marshall Oil Corporation, Case No. CJ-2004-49, pending in the District Court of Blaine County, Oklahoma (the "Marshall Oil Litigation"), then promptly upon the receipt of such Recovery Buyer shall pay to Seller the lesser of (i) the amount of such

Recovery or (ii) the amount of third-party legal expenses incurred by Seller in connection with the Marshall Oil Litigation prior to the Closing.

          (b) Following the Closing, Buyer intends to cause itself to be substituted as the plaintiff in the Marshall Oil Litigation and, in connection therewith, Seller agrees to cooperate with Buyer in such substitution and to execute and deliver such assignments or instruments necessary or desirable to effect such substitution; provided, however, if, for any reason, Buyer cannot pursue its claims in the Marshall Oil Litigation as the real party in interest, Seller agrees to pursue such claims upon the direction and at the expense of Buyer and promptly remit all Recoveries with respect thereto to Buyer in such manner as Buyer shall direct.

          (c) For the purposes hereof, the term "Recovery" means (i) any payments voluntarily made after the Closing Date by or on behalf of the debtor with respect to Loan Nos. 41102 and 241102, including, without limitation, any payments made by the borrower or any guarantor with respect to Loan Nos. 41102 and 241102, (ii) any amount obtained through collection or other legal process or otherwise received by Buyer after the Closing Date with respect to Loan Nos. 41102 and 241102 or (iii) the cash proceeds of any collateral securing Loan Nos. 41102 and 241102 which proceeds are obtained by foreclosure or other legal process after the Closing Date.

                                   ARTICLE X
                                   ---------

                                 INDEMNIFICATION
                                 ---------------

     Section 10.01. Indemnification of Buyer. Seller shall indemnify, hold harmless and defend Buyer, and Buyer's subsidiaries and affiliates, and their successors and assigns, and the directors, officers, employees, agents and representatives of the foregoing entities (collectively, the "Buyer's Indemnified Parties"), from and against any and all damage, loss, liability, cost, claim, or expense, including reasonable legal fees and expenses ("Damages"), incurred or suffered by Buyer's Indemnified Parties (i) arising out of or resulting from the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by the Seller in this Agreement which survives the Closing Date as specified in Section 11.07 hereof; (ii) arising out of or resulting from or based upon any Excluded Liabilities, as defined in
Section 1.02(c) hereof; or (iii) arising out of or resulting from Seller's operation of the Branch Offices before the Closing Date.

          Section 10.02. Indemnification   of  Seller.  Buyer  shall  indemnify,
hold harmless and defend Seller, and Seller's parents, subsidiaries and affiliates, and their successors and assigns, and the directors, officers, employees, agents and representatives of the foregoing entities (collectively, the "Seller's Indemnified Parties"), from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by Seller's Indemnified Parties (i) arising out of or resulting from the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by Buyer in this Agreement which survives the Closing Date as specified in Section 11.07 hereof; (ii) by reason of any failure of the Buyer to pay, honor, perform or otherwise discharge the liabilities assumed pursuant to Sections 1.02(a), 1.02(b) and 2.03 hereof on or after the Closing Date; (iii) arising out of or resulting from Buyer's operation of the Branch Offices on or after the Closing Date; or (iv) by reason of any counterclaim asserted against Seller in the Marshall Oil Litigation (subject to Seller having assigned to Buyer at the Closing Loan Nos. 41102 and 241102).

     Section 10.03. Indemnification Limits. No indemnification will be provided under Sections 10.01 or 10.02 (i) for any Claim (as defined in Section 10.04 below) for indemnification which is made more than eighteen (18) months following the Closing Date; and (ii) unless and until the amount of all Damages exceeds $50,000, and then only to the extent of such excess. Notwithstanding the foregoing, (a) in the event the Claim for indemnification arises as a result of a third party claim asserted against Buyer in connection with an FSA Loan, Buyer's right of indemnification shall not be subject to the limitations set forth in the foregoing clauses (i) and (ii), and (b) in the event the Claim for indemnification arises as a result of a counterclaim asserted against Seller in connection with the Marshall Oil Litigation, Seller's right of indemnification shall not be subject to the limitations set forth in the foregoing clauses (i) and (ii).

     Section 10.04. Indemnification   Procedures.  All  claims  or  demands  for
indemnification under this Article X (each a "Claim") shall be asserted and resolved as follows:

          (a) In the event a Buyer's Indemnified Party or a Seller's Indemnified Party (each an "Indemnified Party") has a claim against the Seller or Buyer, as applicable (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a notice of such Claim (a "Claim Notice") to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party disputes such Claim within twenty (20) days of receipt of a Claim Notice (the "Notice Period"), the amount of such Claim shall conclusively be deemed a liability of the Indemnifying Party hereunder, and the Indemnifying Party shall promptly pay the amount of the Claim. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 10.04, the Indemnified Party shall have ten (10) days to respond to a written statement to the objection of the Indemnifying Party. If after such 10-day period there remains a dispute as to the Claim, the parties shall attempt in good faith for ten (10) days to agree upon the rights of the respective parties with respect to the Claim. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may initiate legal action to enforce its rights under this Agreement.

          (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall, with reasonable promptness, provide to the Indemnifying Party a Claim Notice, which shall specify the nature of such Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim). The Indemnifying Party shall have twenty (20) days of receipt of such Claim Notice to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within such 20-day period that it does not dispute its obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such a Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party, subject to the limitations prescribed in Section
10.03 hereof, the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                                   ARTICLE XI
                                   ----------

                                     GENERAL
                                     -------

     Section 11.01. Confidential Information. Buyer and Seller acknowledge and agree that the Confidentiality Agreement, dated December 10, 2004 (the "Confidentiality Agreement"), between the Buyer and Seller executed prior to the date hereof remains in full force and effect following the execution of this Agreement.

     Section 11.02. Publicity. Buyer and Seller shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transaction contemplated herein and, except for the press release of Seller announcing the execution of this Agreement, shall not issue any news release or make any other public disclosure without prior consultation with the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby.

     Section 11.03. Return of Documents. Upon termination of this Agreement without the purchase and assumption transaction contemplated by this Agreement becoming effective, each party (i) shall deliver to the other originals and all copies of all information made available to such party, and, except as may otherwise be required by law or to protect the interests of either party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

     Section 11.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

          (a) if to Seller:

          Gold Bank
          11301 Nall Avenue
          Leawood, Kansas 66211
          Attention:  Malcolm M. Aslin, President
          Facsimile:  (913) 491-0728

          With a copy to:

          Mike W. Lochmann, Esq.
          Stinson Morrison Hecker LLP
          1201 Walnut Street
          Kansas City, MO  64106-2150
          Facsimile:  (888) 290-2624

and

          (b) if to Buyer:

          Olney Bancshares of Texas, Inc.
          104 East High
          Throckmorton, Texas  76483
          Attention:  Ross McKnight
          Facsimile:  (940) 849-2271

          With a copy to:

          C. Bruce Crum, Esq. McAfee & Taft
          Tenth Floor, Two Leadership Square
          211 North Robinson
          Oklahoma City, Oklahoma  73102
          Facsimile:  (405) 235-0439

or to such other address as any party may from time to time designate by notice to the others.

     Section 11.05. Expenses. Except as otherwise specifically provided herein, Seller and Buyer each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, appraisals, accounting and legal fees, and data processing charges, if any, whether or not the purchase and assumption transaction contemplated by this Agreement is consummated. The cost of title insurance policies (including the related commitments) or the title opinions described in Section 5.04 hereof shall be paid by the Seller. All documentary stamps or similar transfer fees and recording costs with respect to the Real Property, and all sales taxes (if any) with respect to the Personal Property, shall by paid by Buyer.

     Section 11.06. Liabilities. In the event that this Agreement is terminated pursuant to the provisions of Article Eight hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.02 hereof on account of a willful breach of any of the representations and warranties set forth herein, or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover its damages from the breaching party.

    Section 11.07. Nonsurvival of Representations, Warranties and Agreements. Except for, and as provided in, this Section 11.07, no representation, warranty or agreement contained in this Agreement shall survive the Closing Date or the earlier termination of this Agreement. The representations, warranties and/or agreements (as applicable) set forth in Articles Nine, Ten and Eleven, and Sections 1.03, 2.03, 2.04(c), 2.05, 2.06, 3.07, 3.08, 3.09, 4.09 and 5.07 shall survive the Closing Date, or the earlier termination of this Agreement.

     Section 11.08. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties and supersedes any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof and thereof.

     Section 11.09. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     Section 11.10. Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may be waived only by written instrument duly executed by the party for which the condition(s) is intended to benefit. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to insist upon performance of the same. This Agreement may not be amended or modified except by a written instrument duly executed by the parties hereto.

     Section 11.11. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) "or" is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

     Section 11.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     Section 11.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the consent of the other party hereto; provided, however, that Olney Bancshares of Texas, Inc. may assign its rights and delegate its duties and obligations under this Agreement to any wholly-owned existing, or newly acquired or chartered, bank (or other federally insured depository institution), without the consent of Seller, provided that Olney Bancshares of Texas, Inc. and such bank shall be and remain jointly and severally liable for all obligations of Buyer under this Agreement and the Confidentiality Agreement. There are no
third-party beneficiaries hereof. In the event of any such assignment, references in this Agreement to the Buyer shall include such assignee.

     Section 11.14. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Kansas and applicable federal laws and regulations. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by either of the parties hereto without the prior written consent of the other, except that Buyer may assign such rights and obligations to a banking subsidiary of Buyer or a bank formed by Buyer, upon written notice to Seller.

     Section 11.15. Permitted Exceptions. The term "Permitted Exceptions" shall mean, with respect to the Real Property, ad valorem taxes for the current year, prior mineral reservations and conveyances and any other exceptions, restrictions, easements, rights of way and encumbrances customarily found with respect to commercial property and which do not materially and adversely affect the value or present use of the Real Property.

     Section 11.16. Time of Essence. The parties hereto agree that time is of the essence with respect to the performance of the obligations hereunder.

                                     * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Branch Purchase and Assumption Agreement to be executed as of the date first above written.

                                          GOLD BANK



                                          By:/s/ Malcolm M. Aslin
                                             ---------------------------------
                                             Name:  Malcolm M. Aslin
                                             Title: President



                                          OLNEY BANCSHARES OF TEXAS, INC.



                                          By:/s/ Ross McKnight
                                             ---------------------------------
                                             Name:  Ross McKnight
                                             Title:    President

                      Schedule 1.01(c)(i) - ATM Facilities



Gold Bank Hennessey        101 N. Main              Hennesey, OK  73742
Gold Bank Enid             510 Commerce             Enid, OK  73702
Gold Bank Kingfisher       320 N. Main              Kingfisher, OK  73750
Gold Bank Kingfisher       1209 S. Main             Kingfisher, OK  73750
Gold Bank Kingfisher       6th & Roberts            Kingfisher, OK  73750
(Pioneer Telephone)
Gold Bank El Reno          2409 Country Club Road   El Reno, OK  73762
Gold Bank El Reno          100 S. Rock Island       El Reno, OK  73762
Gold Bank El Reno          210 W. Elm               El Reno, OK  73762
Gold Bank Oklahoma City    10900 Hefner Pointe Dr.  Oklahoma City, OK  73172

          Schedule 1.01(c)(ii) - Certain Excluded Personal Property

--------------------------------------------------------------------------------
  Asset             Description           Acquisition  Accumulated     Book
                                           Value ($)  Depreciation($) Value($)
--------------------------------------------------------------------------------
1000145   OK METAVANTE CONVERSION   -      45,623.14          0.00    45,623.14
          HARDWARE
--------------------------------------------------------------------------------
1000117   AFS Upgrade - Consulting            424.08          0.00       424.08
--------------------------------------------------------------------------------
1000118   AFS Upgrade - SOFTWARE          203,473.06          0.00   203,473.06
--------------------------------------------------------------------------------
1000119   AFS Upgrade - HARDWARE          259,726.55          0.00   259,726.55
--------------------------------------------------------------------------------
803445    19IN MONITOR - VIEWSONIC          1,340.44       (223.41)    1,117.03
--------------------------------------------------------------------------------
804466    KVM SWITCH                             648       (108.00)         540
--------------------------------------------------------------------------------
803457    APC SMART UPS                     2,084.59       (382.18)    1,702.41
--------------------------------------------------------------------------------
804376    SORTER CONTROLLER 1 - DELL CPU    1,980.30       (363.06)    1,617.24
--------------------------------------------------------------------------------
804377    NCR MONITOR                            300        (55.00)         245
--------------------------------------------------------------------------------
804378    CAR MANAGER - HP PROLIANT DL140   2,167.56       (397.39)    1,770.17
--------------------------------------------------------------------------------
804379    CAR SERVER - HP PROLIANT DL140    2,167.56       (397.39)    1,770.17
--------------------------------------------------------------------------------
804380    SORTER CONTROLLER 3 - DELL CPU    1,980.30       (363.06)    1,617.24
--------------------------------------------------------------------------------
804381    DVD BURNER WORKSTATION - HP PC    1,980.30       (363.06)    1,617.24
--------------------------------------------------------------------------------
804382    RIMAGE WORKSTATION - DELL PC      1,980.30       (363.06)    1,617.24
--------------------------------------------------------------------------------
804383    PRINTER SERVER 1 - HP PC          1,980.30       (363.06)    1,617.24
--------------------------------------------------------------------------------
804384    WORKSTATION 2 - CPQ DESKTOP PC    1,980.30       (363.06)    1,617.24
--------------------------------------------------------------------------------
804385    AFS SNAP STORAGE DEVICE           5,500.00     (1,008.33)    4,491.67
--------------------------------------------------------------------------------
804388    AMC RAID ARRAY                    5,500.00     (1,008.33)    4,491.67
--------------------------------------------------------------------------------
804389    VSU - HP PROLIANT ML370           3,964.35       (726.79)    3,237.56
--------------------------------------------------------------------------------
804390    PRINTER  SERVER 2 - HP PROLIANT   3,964.35       (726.79)    3,237.56
          ML350
--------------------------------------------------------------------------------
804391    APPS - HP PROLIANT ML350          3,964.35       (726.79)    3,237.56
--------------------------------------------------------------------------------
804392    ARCHIVE - HP PROLIANT ML370       3,964.35       (726.80)    3,237.55
--------------------------------------------------------------------------------
804393    ENDPOINT - HP PROLIANT ML370      3,964.35       (726.79)    3,237.56
--------------------------------------------------------------------------------
804394    RIMAGE CD/DVD BURNER              1,666.65       (305.56)    1,361.09
--------------------------------------------------------------------------------
804395    ENDPOINT ROUTER - CISCO 1760      1,816.00       (332.93)    1,483.07
--------------------------------------------------------------------------------
804396    ENDPOINT FIREWALL                 3,084.48       (565.49)    2,518.99
--------------------------------------------------------------------------------
804397    VIEWSONIC   VC900   19IN   FLAT        730       (133.83)      596.17
          PANEL MONITOR
--------------------------------------------------------------------------------
804398    VIEWSONIC   VC900   19IN   FLAT        730       (133.83)      596.17
          PANEL MONITOR
--------------------------------------------------------------------------------

804399    VIEWSONIC   VX900   19IN   FLAT        730       (133.83)      596.17
          PANEL MONITOR
--------------------------------------------------------------------------------
804400    VIEWSONIC   VX900   19IN   FLAT        730       (133.83)      596.17
          PANEL MONITOR
--------------------------------------------------------------------------------
804401    NCR ITRAN SORTER                 66,644.31    (12,218.12)   54,426.19
--------------------------------------------------------------------------------
900423    AFS SOFTWARE                    238,219.97    (43,673.66)  194,546.31
--------------------------------------------------------------------------------
900420    SYBASE SQL ANYWHERE              29,058.75     (9,686.25)   19,372.50
--------------------------------------------------------------------------------
900421    BANKER & TELLER INSIGHT - M&I   121,602.56    (21,883.89)   99,718.67
--------------------------------------------------------------------------------
900418    EQUITY MANAGER SOFTWARE          21,500.00    (13,736.12)    7,763.88
--------------------------------------------------------------------------------
803470    IBM X235 SERVER                  23,145.78     (9,258.32)   13,887.46
--------------------------------------------------------------------------------
614679    NCR 7780 CHECK SORTER             8,174.00     (4,130.83)    4,043.17
--------------------------------------------------------------------------------
614680    NCR 7780 CHECK SORTER             8,174.00     (4,130.83)    4,043.17
--------------------------------------------------------------------------------

                     Schedule 1.01(d)(iii) - Excluded Loans

                   Loan Number       Outstanding Balance
                   -----------      --------------------
                    213500111              $     72,462.57
                      208377               $    110,458.11
                      152926               $     18,599.73
                      152937               $     16,600.62
                      474800               $      1,077.61
                      155995               $      6,974.39
                      73946                $     13,830.97
                      111390               $     13,146.54
                       1054                $     20,235.31
                      196761               $     82,298.43
                      141475               $     31,114.35
                      150275               $      4,727.83
                      170119               $      7,977.90
                      194891               $      7,562.91
                      26007                $     72,099.06
                       1328                $     47,054.58
                    213100061              $     12,294.96
                       5506                $      5,614.18
                      603317               $     15,218.73
                      161176               $    200,000.00
                      218134               $    126,176.02
                      67170                $     72,488.48
                      156259               $     28,784.91
                    213100039              $     12,605.00
                      32685                $    108,480.52
                      71482                $     19,476.76
                      131377               $             -
                      116197               $    217,668.41
                    213100513              $     61,253.30
                      220994               $    206,159.60
                      64255                $    348,522.59
                      218442               $    306,382.64
                      80172                $          1.00
                      224745               $     51,732.23
                      57314                $     47,791.61
                      71658                $    143,502.70
                      18440                $        194.55
                      81206                $    211,338.04
                      34137                $     99,272.81
                      34148                $     26,941.40
                      139407               $     72,513.77
                      152684               $     31,739.88

                      57127                $     72,639.62
                      140815               $      3,900.53
                      186949               $     42,143.77
                       5229                $     30,760.98
                      31189                $      1,111.83
                      57138                $     25,625.00
                       3404                $     12,845.15
                      24903                $      6,505.49
                      603317               $     15,569.07
                      55323                $      2,800.00
                       5626                $      2,415.47
                      208619               $      8,896.23
                      208652               $      5,719.61
                      218123               $     81,063.34
                    206100098              $     19,245.99
                      206639               $     15,692.56
                      206650               $     14,014.30
                      219872               $     35,156.78
                    206100045              $      2,025.51
                    202100026              $     14,431.62
                      139957               $     12,387.91
                      79446                $     13,007.93
                      182329               $      6,279.41
                      68303                $      1,424.11
                      210093               $     31,021.31
                      146117               $     87,957.57
                      221291               $     17,404.26
                      153806               $     17,283.84
                    201100002              $     41,553.30
                      123875               $      9,147.51
                      186465               $     10,370.58
                      120806               $      5,747.57
                      151364               $      1,208.71
                      37349                $          1.00
                      37360                $      1,000.00
                      37371                $          1.00
                      37382                $          1.00
                      20076                $      1,800.00
                  474800&1127472           $      1,078.00
                      480830               $      3,514.00
                      13381                $     23,627.00
                      603317               $     15,569.00
                      41529                $     20,771.00
                    213500575              $      7,472.00
                      229706               $     14,570.00
                      182329               $      6,279.00

                    206100045              $      2,026.00
                   24903 & 3404            $     19,350.00
                      220191               $      9,762.00
                       5506                $      5,770.00
                      222083               $    128,409.27
                      209620               $    108,417.32
                      220873               $      6,011.08
                      229156               $     50,000.00
                    214100024              $    129,833.00
                      220191               $      9,761.52
                      189842               $      7,572.19
                      192944               $      8,464.46
                      217903               $    680,273.11

                  Schedule 101(d)(vi) - Other Retained Loans

      Loan No. 222259 together with the following five Letters of Credit which it supports:

            214222259
            214322259
            214422259
            214522259
            214622259

      Loan Nos. 206771, 222028 and 194704.

      Loan No. 21400141

      Loan No. 139759

      Loan Nos. 176279, 179150 and 176301.

                   Schedule 4.06 - Description of Financing

            Buyer intends to finance the transaction through a combination of common equity contributed by the existing shareholders of Buyer, trust preferred securities to be issued by a statutory trust to be organized by Buyer and subordinated debt to be issued by Buyer. Buyer has obtained a Subscription Agreement from its principal shareholder pursuant to which that shareholder has agreed to purchase up to $8.5 million in additional common stock of Buyer. It is anticipated that the ultimate amount of common equity which will be necessary for Buyer to issue will be less than this $8.5 million amount and the common stock to be issued will be purchased by several (and perhaps all) of Buyer's existing shareholders.

Buyer has provided to Seller a letter, dated January 3, 2005, from FTN Financial Group confirming that FTN Financial Group is highly confident that it can place for Buyer $30 million in trust preferred securities and $22 million in subordinated debt securities in one or more pools which it sponsors. Buyer expects to issue the full $30 million in trust preferred securities. While Buyer does not currently expect to need to issue the full $22 million in subordinated debt securities in order to finance the transaction, it requested a commitment at this level because its initial pro forma analysis was based upon Buyer's financial position at September 30, 2004.

                                                                       EXHIBIT A
                                                                       ---------

                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                                    GOLD BANK

                                       AND

                                  ASSIGNEE BANK


          ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT
          ----------------------------------------------------------


      This ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT is dated this _____ day of _______________, 2005, by and between GOLD BANK, a Kansas banking corporation ("Seller"), and ASSIGNEE BANK, an Oklahoma banking corporation ("Buyer"). Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

                             W I T N E S S E T H:

      WHEREAS, Seller and Buyer entered into a Branch Purchase and Assumption Agreement, dated as of ___________, 2005 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interest in and to certain deposit accounts related to Seller's offices located at (i) 101 North Rock
Island, El Reno, Oklahoma and 2409 Country Club Road, El Reno, Oklahoma (collectively, the "El Reno Branches"); (ii) 510 North Commerce, Enid, Oklahoma (the "Enid Branch"); (iii) 101 North Main Street, Hennessey, Oklahoma (the "Hennessey Branch"); (iv) 1209 South Main, Kingfisher, Oklahoma and 320 North Main Street, Kingfisher, Oklahoma (collectively, the "Kingfisher Branches"); and
(v) 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma (the "Oklahoma City Branch") (all together, the "Branch Offices"), and the assumption by Buyer of such deposit accounts, all as set forth in the Agreement.

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller's rights and interest in and to, and Buyer does hereby assume all of Seller's liabilities and obligations with respect to, all Deposit Liabilities maintained at the Branch Offices, as shown on the books and records of Seller as of the close of business on the Closing Date, as further specified in the Agreement.

      This Assignment and Assumption of Deposit Liabilities Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

      This Assignment and Assumption of Deposit Liabilities Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oklahoma and applicable federal laws and regulations.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Deposit Liabilities Agreement to be executed as of the date first above written

                                          GOLD BANK



                                          By:
                                             ---------------------------------
                                             Name:  Malcolm M. Aslin
                                             Title: President



                                          ASSIGNEE BANK



                                          By:
                                             ---------------------------------
                                             Name:
                                             Title: President

                                                                       EXHIBIT B
                                                                       ---------

                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                                    GOLD BANK

                                       AND

                                  ASSIGNEE BANK


               ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT
               ------------------------------------------------


      This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT is dated this _____ day of _______________, 2005 by and between GOLD BANK, a Kansas banking corporation ("Seller"), and ASSIGNEE BANK, an Oklahoma banking corporation ("Buyer"). Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

                             W I T N E S S E T H:

      WHEREAS, Seller and Buyer entered into a Branch Purchase and Assumption Agreement, dated as of ___________, 2005 (the "Agreement"), which provides for the assignment by Seller of all of its rights and interest in and to certain contracts and leases related to Seller's offices located at (i) 101 North Rock Island, El Reno, Oklahoma and 2409 Country Club Road, El Reno, Oklahoma (collectively, the "El Reno Branches"); (ii) 510 North Commerce, Enid, Oklahoma (the "Enid Branch"); (iii) 101 North Main Street, Hennessey, Oklahoma (the "Hennessey Branch"); (iv) 1209 South Main, Kingfisher, Oklahoma and 320 North Main Street, Kingfisher, Oklahoma (collectively, the "Kingfisher Branches"); and
(v) 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma (the "Oklahoma City Branch") (all together, the "Branch Offices"), and the assumption by Buyer of such contract and lease liabilities and obligations, all as set forth in the Agreement.

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller's rights and interest in and to, and Buyer does hereby assume all of Seller's liabilities and obligations with respect to, the following:

            (a) All contracts related to the Safe Deposit Box Business at the Branch Offices as further specified in the Agreement; and

            (b) All contracts necessary for the operation or maintenance of the Branch Offices as further specified in the Agreement.

      This Assignment and Assumption of Contracts Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

      This Assignment and Assumption of Contracts Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oklahoma and applicable federal laws and regulations.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption of Contracts Agreement to be executed as of the date first above written.

                                          GOLD BANK



                                          By:
                                             ---------------------------------
                                             Name:  Malcolm M. Aslin
                                             Title: President



                                          ASSIGNEE BANK



                                          By:
                                             ---------------------------------
                                             Name:
                                             Title: President

                                                                       EXHIBIT C
                                                                       ---------

                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                                    GOLD BANK

                                       AND

                                  ASSIGNEE BANK


                                  BILL OF SALE
                                  ------------


      This BILL OF SALE is dated this _____ day of _______________, 2005 by GOLD BANK, a Kansas banking corporation ("Seller"). Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

                             W I T N E S S E T H:

      WHEREAS, Seller and ASSIGNEE BANK, an Oklahoma banking corporation ("Buyer"), entered into a Branch Purchase and Assumption Agreement, dated as of ___________, 2005, (the "Agreement"), which provides for the sale by Seller to Buyer of the Personal Property, Loans, Safe Deposit Box Business, Records and Cash on Hand related to Seller's offices located at (i) 101 North Rock Island, El Reno, Oklahoma and 2409 Country Club Road, El Reno, Oklahoma (collectively, the "El Reno Branches"); (ii) 510 North Commerce, Enid, Oklahoma (the "Enid Branch"); (iii) 101 North Main Street, Hennessey, Oklahoma (the "Hennessey Branch"); (iv) 1209 South Main, Kingfisher, Oklahoma and 320 North Main Street, Kingfisher, Oklahoma (collectively, the "Kingfisher Branches"); and (v) 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma (the "Oklahoma City Branch") (all together, the "Branch Offices"), all as set forth in the Agreement.

      NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Buyer all of its right, title and interest in and to the following assets (the "Assets"):

            (a) The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Offices as of the close of business on the Closing Date, together with sign structures and all personal property used in connection with the Safe Deposit Box Business being transferred to Buyer, as more specifically described in the Agreement;

            (b) All of the Loans attributed to the Branch Offices as of the Closing Date, as further described in Section 1.01(d) of the

            Agreement, which assignment is being made without recourse against Seller, together with any and all collateral for such Loans of every kind and character in which Seller has an interest, including, without limitation, mortgages, deeds of trust, security agreements, financing statements, motor vehicle titles and guaranties, a list of such specific Loans to be attached hereto on or before the Adjustment Payment Date;

            (c)  All of Seller's Records; and

            (d) All of Seller's Cash on Hand.

      With respect to the Charged-Off Assets comprising the Loans, Seller also conveys and assigns to Buyer all right and claims of Seller in any pending litigation, claims for amounts written off the books of Seller and all claims against guarantors of and obligors and co-obligors on, and other persons or parties in any way obligated in respect of such Charged-Off Assets.

      Seller does hereby covenant and agree to and with Buyer that it (i) is seized of, and has the right to convey to Buyer, such title to the Assets as is provided in the Agreement, (ii) will warrant and defend said title to the Assets in the manner provided in the Agreement, and (iii) shall, from time to time, at the request of Buyer, execute, acknowledge and deliver to Buyer any and all further instruments, documents, endorsements, assignments, information, materials and other papers as may be reasonably required to transfer the Assets to Buyer and to give full force and effect to the full intent and purposes of this Bill of Sale.

      This Bill of Sale, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oklahoma and applicable federal laws and regulations.

      IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of the date first above written.

                                          GOLD BANK



                                          By:
                                             ---------------------------------
                                             Name:  Malcolm M. Aslin
                                             Title: President

                                                                       EXHIBIT D
                                                                       ---------

                   BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                                    GOLD BANK

                                       AND

                                  ASSIGNEE BANK


  ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR IRA ACCOUNTS
  --------------------------------------------------------------------------

      This ASSIGNMENT, TRANSFER AND APPOINTMENT OF SUCCESSOR TRUSTEE FOR IRA ACCOUNTS is dated this _____ day of _______________, 2005, by and between GOLD BANK, a Kansas banking corporation ("Seller"), and ASSIGNEE BANK, an Oklahoma banking corporation ("Buyer"). Capitalized terms not otherwise defined herein shall have the same meaning as specified in the Agreement (as defined below).

                             W I T N E S S E T H:

      WHEREAS, Seller and Buyer entered into a Branch Purchase and Assumption Agreement, dated as of ___________, 2005 (the "Agreement"), with respect to the Seller's offices located at (i) 101 North Rock Island, El Reno, Oklahoma and 2409 Country Club Road, El Reno, Oklahoma (collectively, the "El Reno Branches"); (ii) 510 North Commerce, Enid, Oklahoma (the "Enid Branch"); (iii) 101 North Main Street, Hennessey, Oklahoma (the "Hennessey Branch"); (iv) 1209 South Main, Kingfisher, Oklahoma and 320 North Main Street, Kingfisher, Oklahoma (collectively, the "Kingfisher Branches"); and (v) 10900 Hefner Pointe Drive, Oklahoma City, Oklahoma (the "Oklahoma City Branch") (all together, the "Branch Offices"), which provides for Seller to resign from its position as trustee and custodian with respect to any IRA Account which includes as one or more of its assets a Deposit being transferred to Buyer pursuant to the Agreement, and to designate and appoint Buyer as the successor trustee and custodian with respect to each such IRA Account, all as set forth in the Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by Seller and Buyer, Seller and Buyer hereby take the following actions:

            (a) Seller hereby resigns as trustee and custodian with respect to each IRA Account as to which Seller is a trustee or custodian and as to which one or more of the assets included in such IRA Account is a Deposit Liability associated with the Branch Offices being assumed by Buyer, and hereby designates and appoints

            Buyer as successor  trustee and  custodian  under such IRA  Account;
            and

            (b) Buyer hereby accepts such appointment and assumes and agrees to perform the obligations required to be performed by it as trustee and custodian with respect to each such IRA Account, as further specified in the Agreement.

      This Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

      This Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oklahoma and applicable federal laws and regulations.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Transfer and Appointment of Successor Trustee for IRA Accounts to be executed as of the date first above written.

                                          GOLD BANK



                                          By:
                                             ---------------------------------
                                             Name:  Malcolm M. Aslin
                                             Title: President



                                          ASSIGNEE BANK



                                          By:
                                             ---------------------------------
                                             Name:
                                             Title: President

                                                                       EXHIBIT E
                                                                       ---------

                            LIMITED POWER OF ATTORNEY
       (Oklahoma City, El Reno, Kingfisher, Hennessey and Enid Branchs)

      THIS LIMITED POWER OF ATTORNEY is dated this _____ day of ______________, 2005, by GOLD BANK, a Kansas banking corporation, to be effective as of 5:00 p.m. on the date hereof.

                             W I T N E S S E T H:

      WHEREAS, Gold Bank and ASSIGNEE BANK, an Oklahoma banking corporation ("Buyer"), entered into a Branch Purchase and Assumption Agreement, dated as of _______________, 2005 (the "Agreement"), which provides for the sale by Gold Bank to Buyer of certain personal property; and

      WHEREAS, in the Agreement or in a Bill of Sale of even date herewith (the "Bill of Sale"), Gold Bank has agreed, from time to time, at the request of Buyer, to execute, acknowledge and deliver to Buyer any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to (i) transfer to Buyer certain Assets (as defined in the Bill of Sale) being acquired by Buyer pursuant to the Agreement, including loans and the collateral therefor to the extent of Gold Bank's interest in such collateral and files relating to such loans, (ii) enable Buyer to bill, collect, service and administer the loans transferred thereby and (iii) give full force and effect to the intent and purposes of the Bill of Sale.

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Gold Bank hereby appoints and authorizes for a period of 90 days from the date hereof, the President or any Vice President, or the Secretary or any Assistant Secretary, of Buyer as its attorney-in-fact solely for the purpose of endorsing, without recourse, and recording, pursuant to the Bill of Sale and/or the Agreement, any and all instruments, documents, endorsements, assignments, information, materials, and any other papers including, but not limited to, certificates of title for vehicles and similar documents (collectively, the "Collateral Instruments"), provided such limited power of attorney is not intended to and does not convey to Buyer any right to endorse or record any Collateral Instruments relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

                                          GOLD BANK



                                          By:
                                             ---------------------------------
                                             Name:  Malcolm M. Aslin
                                             Title: President

STATE OF KANSAS      )
                     )
COUNTY OF JOHNSON    )

      I, _________________________, a Notary Public in and for said county in said state, hereby certify that Malcolm M. Aslin, whose name as President of Gold Bank is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this date that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of said bank. Given under my hand this _____ day of _______________, 2005.



My Commission Expires:
                                          ------------------------------------
                                          Notary Public
--------------------

Commission Number:____________

(SEAL)

                                       2